EXHIBIT 99.1

First Cash Posts Record Second Quarter Earnings; Reaffirms Guidance and Accelerated Second-Half Earnings Growth

ARLINGTON, Texas, July 21, 2009 (GLOBE NEWSWIRE) -- First Cash Financial Services, Inc. (Nasdaq:FCFS) today announced revenue, net income and earnings per share for the quarter ended June 30, 2009. The Company reported record second quarter earnings from continuing operations of $0.31 per share, which exceeded prior year earnings and consensus forecasts. The Company reaffirmed its full year earnings guidance of $1.36 to $1.38 per share.

Earnings per Share

 --  Total diluted earnings per share, including discontinued
     operations, were $0.38 for the second quarter of 2009, a 65%
     increase over total diluted earnings per share of $0.23 in the prior-year quarter. Year-to-date diluted earnings per share of
     $0.76 were up 73% over the prior year. Earnings per share from discontinued operations were $0.07 for the second quarter of
     2009, and $0.13 year-to-date, primarily the result of strong cash collections of Auto Master customer receivables held by the
     Company as a discontinued asset.

 --  Diluted earnings per share from continuing operations for the second quarter of 2009 were $0.31, compared to $0.30 in the second quarter of 2008. Net income from continuing operations for the second quarter of 2009 was $9.4 million, compared to $9.0 million in the prior-year quarter.

 --  Year-to-date diluted earnings per share from continuing operations were $0.63, compared to $0.62 in the six months ended
     June 30, 2008. Net income from continuing operations for the six months ended June 30, 2009 was $19.0 million, compared to $18.9 million in the prior year.

Revenue Highlights

 --  Revenue from continuing operations for the second quarter of 2009 was $84.2 million, compared to $78.8 million in 2008.
     Consolidated revenue increased by 13% on a constant currency basis, determined by applying the currency exchange rate from the second quarter of the prior year to the current quarter's Mexican peso results. Year-to-date revenue on a constant currency basis increased by 14%. Pawn-related revenue represented 82% of total year-to-date revenue.

 --  From the Company's Mexico operations, total revenue for the quarter was $40.2 million and $75.7 million for the year-to-date period. On a constant currency basis, Mexico pawn revenues grew by 31% for the quarter and 34% year-to-date. U.S. pawn revenue, which is derived from a significantly more mature store base, was
     $30.1 million for the quarter and $62.6 million year-to-date, increases of 4% and 3%, respectively, over the prior year.
     Short-term/payday loan revenue in the U.S. decreased by 10% for the quarter and year-to-date, primarily the result of an
     intentional contraction of unit growth, increased competition and general economic conditions.

 --  Year-to-date same-store sales increased by 5% in the Company's
     U.S. and Mexico pawn stores on a constant currency basis. In
     Mexico, same-store sales increased by 8% on a constant currency basis. Same-store sales for the year declined by 16% in the
     Company's U.S. short-term/payday loan stores for the reasons previously identified.

Key Profitability Metrics

 --  Consolidated store-level operating margins were 28% for the trailing twelve months, consistent with the prior-year
     comparative period.

 --  The Company saw significant acceleration of growth in pawn receivable balances during the second quarter, with
     year-over-year increases of 13% in the U.S. and 18% in Mexico. On a constant currency basis, pawn loans grew by 38% in Mexico and
     25% overall. By comparison, the year-over-year growth in pawn receivables at March 31, 2009 (the previous sequential quarter)
     was only 3% in the U.S. and 27% (on a constant currency basis) in
     Mexico.

 --  The gross margin on retail pawn merchandise sales was 43% for both the quarter and year-to-date periods, compared to the prior-year margin of 46% for the quarter and 45% year-to-date.
     The Company anticipated this slight margin contraction in light of the weaker economic environment in the U.S. and Mexico. The margin on wholesale scrap jewelry sales was 36% for the quarter and 39% year-to-date, compared to the prior-year margin of 38%
     for the quarter and 40% year-to-date. Inventory turns improved for the trailing twelve months, to 4.0x compared to 3.6x a year ago.

 --  The short-term/payday loan credit loss provision improved during the current quarter to 27% of related loan revenue, compared to
     28% in the second quarter of 2008. The year-to-date provision improved to 22%, compared to 25% in the prior year.

New Locations

 --  A total of 18 new store locations were added during the second quarter of 2009, comprised of 15 pawn store openings in Mexico and three pawn store additions in the U.S. The Company operated
     539 total stores as of June 30, 2009, a net store-count increase of 18% over the past twelve months.

 --  With a total of 30 year-to-date store openings in Mexico, the
     Company is on pace to meet its target of 55 to 60 new store openings in Mexico during 2009. In Mexico, the Company now operates 299 total store locations, which represents a
     year-over-year increase of 24%.

 --  The three U.S. pawn stores added in the second quarter included a new store opening in South Texas and the June acquisition of two mature stores in the Dallas market. The Company now operates a total of 97 U.S. pawn stores.

Financial Position & Liquidity

 --  The Company reduced outstanding interest-bearing debt by $30 million, or 35%, during the first half of 2009. The outstanding balance on the Company's bank credit facility, which matures in
     April 2010, was $43.5 million at quarter end.

 --  Free cash flow (defined as cash flow from continuing and discontinued operations, reduced by purchases of property and equipment and net cash outflow from pawn and short-term/payday loan customer receivables) for the trailing twelve months ended
     June 30, 2009 was $38.3 million, a significant increase over the comparable $4.5 million amount in the prior year. A detailed reconciliation of this non-GAAP financial measure is provided elsewhere in this release.

 --  Earnings before interest, taxes, depreciation and amortization
     (EBITDA) from continuing operations totaled $73.1 million for the trailing twelve months, an increase of 7% over the comparable prior-year period. The EBITDA margin for the same periods was 21%
     and 22%, respectively. A detailed reconciliation of this non-GAAP financial measure is provided elsewhere in this release.

Foreign Currency

 --  The average value of the Mexican peso to the U.S. dollar decreased from 10.4 to 1 in the second quarter of 2008 to 13.3 to
     1 in the current quarter. Year-to-date, the exchange rate
     averaged 13.9 to 1, compared to 10.6 to 1 in the prior year. The exchange rate was 13.2 to 1 at June 30, 2009, compared to 10.3 to
     1 at June 30, 2008. As noted above, the translated revenue results of the Mexican operations into U.S. dollars were
     diminished by this currency rate fluctuation, especially in the
     Company's interior (off-border) stores where the majority of transactions are conducted in pesos. While the weakening of the
     Mexican peso negatively affected the translated dollar-value of peso-denominated revenue from Mexico stores located in the interior of the country, the Company benefited from the
     translation of peso-denominated expenses across all stores in
     Mexico, in the form of lower reported expenses on a U.S. dollar basis. As a result of this and other natural currency hedges maintained by the Company, the impact of the currency rate fluctuation on second quarter and year-to-date net income and earnings per share was minimal.

 --  The Company continues to reinvest peso-denominated cash generated by the Mexican operations into the opening of new stores, the expansion of existing stores and loan portfolio growth in Mexico.
     As a result, fluctuations in currency exchange rates have had no material cash flow impact on the consolidated operations of the
     Company.

Discontinued Operations

 --  After-tax net income from the discontinued Auto Master operation during the second quarter was $2.5 million, or $0.08 per share.
     Year-to-date, income from Auto Master was $4.8 million, or $0.16 per share. As previously reported, the Company discontinued its
     Auto Master buy-here/pay-here automotive operation in the third quarter of 2008 and subsequently sold the inventory and retail operations to a third party. Under a related services agreement, the purchaser is collecting the Company's outstanding Auto Master customer notes receivable, which are being reported by the
     Company as a discontinued asset held for sale. The earnings per share of $0.08 realized in the current quarter, and $0.16
     year-to-date, reflect the excess of the amounts collected in the current year over anticipated collections based on the assumed liquidation fair value methodology utilized in the Company's third-quarter 2008 write-down of these same assets. During the current quarter, the Company realized net cash collections of
     $6.2 million on these accounts and recorded a pre-tax benefit of approximately $4.2 million from these cash collections as
     compared to the estimated fair value of the receivables carried on the Company's books. Year-to-date, the Company realized net cash collections of $13.2 million and a pre-tax benefit of approximately $8.6 million. Based on these first half results, the Company believes cash collections of these Auto Master receivables will generate additional positive results in the second half of 2009, although at a declining rate compared to the first half of the year, as the receivable balances are collected or written-off. At June 30, 2009, the remaining Auto Master gross customer receivables reflected as outstanding on the Company's books totaled approximately $37 million which the Company is carrying at an estimated fair value of $5.6 million in accordance with generally accepted accounting principles. Any amounts collected in excess of this estimated fair value amount will be reflected in future quarters as additional income from
     discontinued operations.

 --  Consistent with the Company's strategy of regularly evaluating individual store profitability and market trends, the Company has closed or is preparing to close certain underperforming
     short-term/payday loan stores. Accordingly, the Company
     anticipates completing the sale of eight short-term/payday loan stores in Michigan to another operator in the third quarter of
     2009 and closing the remaining three stores in Michigan as well.
     The majority of these dispositions and closings, including all of the Michigan locations, will be accounted for as discontinued
     operations. Associated with these store closings, the Company expects a total charge in 2009 to discontinued operations, net of tax, of $0.04 to $0.05 per share, of which $0.02 was previously recorded in the first quarter and $0.01 was recorded in the current quarter as a reduction against the $0.16 in year-to-date discontinued earnings from Auto Master. With the closing and disposition of the Michigan stores, the only remaining U.S.
     states where the Company has significant store-front
     short-term/payday loan operations are Texas, Illinois and
     California.

2009 Outlook

 --  The Company is maintaining its current 2009 guidance for diluted earnings from continuing operations of $1.36 to $1.38 per share.
     This guidance implies a 9% to 12% earnings growth rate in the second half of 2009, as compared to the same period in 2008.

 --  The Company remains on target to open 55 to 60 new stores in
     Mexico and a limited number of new pawn stores in the U.S. during
     2009. The Company does not currently anticipate opening any new
     U.S. short-term/payday loan stores in the remaining quarters of
     2009 or thereafter.

Commentary & Analysis

Rick Wessel, Chief Executive Officer of First Cash, commented on the Company's second quarter operating results, "We continue to be pleased with our 2009 operating results and the anticipated further acceleration of earnings growth over the balance of the year. Despite a difficult economy in both the U.S. and Mexico, which has particularly dampened short-term/payday loan revenues and profits, we met or exceeded our first-half earnings targets because of cost controls and the continued strength of our core pawn businesses in the U.S. and Mexico. Moreover, we experienced very significant growth compared to expectations in our pawn receivable portfolio during the second quarter, which solidly positions us to meet our second half growth targets as well."

Regarding the Company's Mexico operations, Mr. Wessel noted, "With almost 300 stores, we continue to gain market share and build on the Company's significant competitive advantage in Mexico. We believe that our longevity, experience and personnel strengths in this key market will allow us to continue to grow faster and more efficiently and effectively than our competitors. In addition, 48% of the Company's Mexican stores are less than three years old. As a result, revenue and earnings in these new stores should continue to grow at a rapid pace.

"The Company continues to generate record free cash flow, both from continuing operations and cash collections on the remaining Auto Master receivables. Our balance sheet is strong and liquid and will become even less levered as we utilize future expected free cash to further reduce debt."

In summary, Mr. Wessel added, "We believe that our core pawn business remains well-positioned for continued near-term and long-term growth and stability. We continue to see strong demand for our pawn loan and value-priced consumer retail products, in part because of the reduced availability of traditional consumer credit and diminished purchasing power for many of our customers. In addition, the further maturing of our large existing store base in Mexico will be a strong source of revenue and profit growth for the next several years. We expect that our aggressive store expansion program will continue to be self-funded from operating cash flow. Strong cash flow and a highly conservative debt position should allow us to pursue other strategic opportunities that might become available. For all of these reasons, we remain excited about our ability to generate significant long-term earnings growth and value for our shareholders."

Forward-Looking Information

This release may contain forward-looking statements about the business, financial condition and prospects of the Company. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "targets," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company's expectations of earnings per share, earnings growth, income and losses related to discontinued operations, collections results, future tax benefits, expansion strategies, store openings, liquidity, cash flow, credit losses and related provisions, debt repayments, consumer demand for the Company's products and services, competition, regulatory risks, and other performance results. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in the inflation rate, changes in the unemployment rate, changes in consumer purchasing, borrowing and repayment behaviors, changes in credit markets, the ability to renew and/or extend the Company's existing bank line of credit, credit losses, changes or increases in competition, the ability to locate, open and staff new stores, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to retain key management personnel, the ability to operate with limited regulation as a credit services organization, new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting short-term/payday loan businesses, credit services organizations, pawn businesses and buy-here/pay-here automotive businesses in both the U.S. and Mexico, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, changes in energy prices, changes in used-vehicle prices, cost of funds, changes in foreign currency exchange rates, future business decisions, public health issues and other uncertainties. These and other risks, uncertainties and regulatory developments are further and more completely described in the Company's 2008 Annual Report on Form 10-K and updated in subsequent releases on Form 10-Q.

About First Cash

First Cash Financial Services, Inc. is a leading specialty retailer and provider of consumer financial services. Its pawn stores make small loans secured by pledged personal property, retail a wide variety of jewelry, electronics, tools and other merchandise, and in many locations, provide other short-term loans and credit services products. The Company's short-term loan locations provide various combinations of short-term loan products, installment loans, check cashing, credit services and other financial services products. The Company owns and operates over 539 stores in eleven U.S. states and 18 states in Mexico. First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 39 check cashing and financial services kiosks located inside convenience stores.

First Cash is a component company in both the Standard & Poor's SmallCap 600 Index(r) and the Russell 2000 Index(r). First Cash's common stock (ticker symbol "FCFS") is traded on the Nasdaq Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

The First Cash Financial Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3365

                FIRST CASH FINANCIAL SERVICES, INC.
                      STORE COUNT ACTIVITY

 The following table details store openings and closings for the three and six months ended June 30, 2009:

                                                   Mexico
                                U.S. Locations    Locations
                             ------------------  ----------
                                                    Pawn/
                                     Short-Term  Short-Term
                              Pawn      Loan        Loan       Total
                             Stores    Stores      Stores    Locations
                             ------  ----------  ----------  ---------
 Three Months Ended
 June 30, 2009

 Total locations,
  beginning of period            94         147         284        525
 New locations opened             1          --          15         16
 Locations acquired               2          --          --          2
 Discontinued short-term
  loan operations                --         (4)          --         (4)
                             ------  ----------  ----------  ---------
 Total locations, end of
  period                         97         143         299        539
                             ======  ==========  ==========  =========

 Six Months Ended
 June 30, 2009

 Total locations,
  beginning of period            94         162         269        525
 New locations opened             1           3          30         34
 Locations acquired               2          --          --          2
 Locations closed or
  consolidated                   --          (1)         --         (1)
 Discontinued short-term
  loan operations                --         (21)         --        (21)
                             ------  ----------  ----------  ---------
 Total locations, end of
  period                         97         143         299        539
                             ======  ==========  ==========  =========

For the three and six months ended June 30, 2009, the Company's 50% owned joint venture, Cash & Go, Ltd., operated a total of 39 check cashing and short-term/payday loan kiosks located inside convenience stores, which are not included in the above table.

                FIRST CASH FINANCIAL SERVICES, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                             Three Months Ended     Six Months Ended
                                  June 30,               June 30,
                             -------------------   -------------------
                               2009       2008       2009       2008
                             --------   --------   --------   --------
                                             (unaudited)
                             (in thousands, except per share amounts)
 Revenue:
  Pawn merchandise sales     $ 50,470   $ 45,555   $100,101   $ 89,558
  Pawn service fees            18,843     17,119     36,456     33,572
  Short-term loan and
   credit services fees        14,088     15,251     28,511     30,902
  Other                           766        882      1,704      1,907
                             --------   --------   --------   --------
                               84,167     78,807    166,772    155,939
                             --------   --------   --------   --------
 Cost of revenue:
  Cost of goods sold           30,023     25,942     58,581     50,686
  Short-term loan and
   credit services loss
   provision                    3,807      4,236      6,216      7,750
  Other                            75         76        130        184
                             --------   --------   --------   --------
                               33,905     30,254     64,927     58,620
                             --------   --------   --------   --------
 Net revenue                   50,262     48,553    101,845     97,319
                             --------   --------   --------   --------

 Expenses and other income:
  Store operating expenses     25,079     24,056     50,694     47,829
  Administrative expenses       7,597      7,478     15,683     13,918
  Depreciation                  2,483      2,585      4,961      5,224
  Interest expense                192        161        428        426
  Interest income                  (7)       (12)       (57)       (30)
                             --------   --------   --------   --------
                               35,344     34,268     71,709     67,367
                             --------   --------   --------   --------

 Income from continuing
  operations before
  income taxes                 14,918     14,285     30,136     29,952

   Provision for income
    taxes                       5,499      5,278     11,098     11,055
                             --------   --------   --------   --------
 Income from continuing
  operations                    9,419      9,007     19,038     18,897

   Income (loss) from
    discontinued
    operations, net of
    tax                         2,131     (2,305)     3,755     (5,500)
                             --------   --------   --------   --------
 Net income                  $ 11,550   $  6,702   $ 22,793   $ 13,397
                             ========   ========   ========   ========

 Basic income per share:
  Income from continuing
   operations                $   0.32   $   0.31   $   0.65   $   0.63
  Income (loss) from
   discontinued
   operations                    0.07      (0.08)      0.13      (0.18)
                             --------   --------   --------   --------
  Net income per basic
   share                     $   0.39   $   0.23   $   0.78   $   0.45
                             ========   ========   ========   ========

 Diluted income per share:
  Income from continuing
   operations                $   0.31   $   0.30   $   0.63   $   0.62
  Income (loss) from
   discontinued
   operations                    0.07      (0.07)      0.13      (0.18)
                             --------   --------   --------   --------
  Net income per diluted
   share                     $   0.38   $   0.23   $   0.76   $   0.44
                             ========   ========   ========   ========

 Weighted average shares
  outstanding:
  Basic                        29,338     29,233     29,298     29,910
  Diluted                      30,117     29,837     30,011     30,471

                FIRST CASH FINANCIAL SERVICES, INC.
               CONDENSED CONSOLIDATED BALANCE SHEETS

                                             June 30,         Dec. 31,
                                     ---------------------   ---------
                                       2009         2008       2008
                                     ---------   ---------   ---------
                                           (unaudited)
                                                (in thousands)
            ASSETS

 Cash and cash equivalents           $  22,206    $ 13,558   $  29,006
 Service charges receivable              8,321       7,428       7,173
 Pawn receivables                       52,685      45,588      44,170
 Short-term loan receivables,
  net of allowance                       5,032       5,334       5,188
 Inventories                            30,748      28,755      28,738
 Prepaid expenses and other
  current assets                         4,108       4,796       7,393
 Current assets of discontinued
  operations                             8,570      39,400       9,189
                                     ---------   ---------   ---------
 Total current assets                  131,670     144,859     130,857

 Property and equipment, net            42,669      39,079      39,186
 Goodwill, net                          76,530      53,237      75,191
 Other                                   1,491       1,300       1,191
 Long-term assets of
  discontinued operations               13,330      59,582      18,918
                                     ---------   ---------   ---------
 Total assets                        $ 265,690   $ 298,057   $ 265,343
                                     =========   =========   =========

   LIABILITIES AND STOCKHOLDERS'
             EQUITY
 Current portion of notes
  payable                            $   4,612   $   2,250   $   7,048
 Revolving credit facility              43,500          --          --
 Accounts payable                        1,799       1,081       2,280
 Accrued liabilities                    17,122      13,755      21,380
 Income taxes payable                    5,744       2,957          --
 Current liabilities of
  discontinued operations                  819       3,568       2,110
                                     ---------   ---------   ---------
 Total current liabilities              73,596      23,611      32,818

 Revolving credit facility                  --      63,400      68,500
 Notes payable, net of current
  portion                                7,067       2,813       9,389
 Deferred income tax liabilities         1,328       9,753         186
                                     ---------   ---------   ---------
 Total liabilities                      81,991      99,577     110,893

 Stockholders' equity:
   Common stock                            366         361         361
   Additional paid-in capital          116,282     112,279     112,750
   Retained earnings                   171,112     183,252     148,319
   Accumulated other
    comprehensive income (loss)         (6,649)         --      (9,568)
   Common stock held in treasury       (97,412)    (97,412)    (97,412)
                                     ---------   ---------   ---------
    Total stockholders' equity         183,699     198,480     154,450
                                     ---------   ---------   ---------
    Total liabilities and
     stockholders' equity            $ 265,690   $ 298,057   $ 265,343
                                     =========   =========   =========

               FIRST CASH FINANCIAL SERVICES, INC.
                       OPERATING INFORMATION

 The following table details the components of revenue for the three months ended June 30, 2009, as compared to the three months ended
 June 30, 2008 (unaudited, in thousands).  Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates.

                                                              Increase/
                      Three Months Ended                     (Decrease)
                          June 30,                            Constant
                      ------------------                      Currency
                        2009      2008    Increase/(Decrease)  Basis
                      --------  --------  ------------------  ---------

 Domestic revenue:
  Pawn retail
   merchandise
   sales              $ 15,042  $ 14,915  $   127        1%        1%
  Pawn scrap jewelry
   sales                 6,556     5,861      695       12%       12%
  Pawn service fees      8,471     8,044      427        5%        5%
  Short-term loan
   and credit
   services fees        13,212    14,620   (1,408)     (10%)     (10%)
  Other                    736       882     (146)     (17%)     (17%)
                      --------  --------  -------
                        44,017    44,322     (305)      (1%)      (1%)
                      --------  --------  -------

 Foreign revenue:
  Pawn retail
   merchandise sales    19,013    15,005    4,008       27%       48%
  Pawn scrap
   jewelry sales         9,859     9,774       85        1%        1%
  Pawn service fees     10,372     9,075    1,297       14%       34%
  Short-term loan
   and credit
   services fees           876       631      245       39%       61%
  Other                     30        --       30       --         --
                      --------  --------  -------
                        40,150    34,485    5,665       16%       31%
                      --------  --------  -------

 Total revenue:
  Pawn retail
   merchandise sales    34,055    29,920    4,135       14%       25%
  Pawn scrap
   jewelry sales        16,415    15,635      780        5%        5%
  Pawn service fees     18,843    17,119    1,724       10%       20%
  Short-term loan
   and credit
   services fees        14,088    15,251   (1,163)      (8%)      (7%)
  Other                    766       882     (116)     (13%)     (12%)
                      --------  --------  -------
                      $ 84,167  $ 78,807  $ 5,360        7%       13%
                      ========  ========  =======

                FIRST CASH FINANCIAL SERVICES, INC.
                 OPERATING INFORMATION (CONTINUED)

 The following table details the components of revenue for the six months ended June 30, 2009, as compared to the six months ended
 June 30, 2008 (unaudited, in thousands).  Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates.

                                                             Increase/
                       Six Months Ended                     (Decrease)
                          June 30,                            Constant
                      ------------------                      Currency
                        2009      2008    Increase/(Decrease)  Basis
                      --------  --------  ------------------ ---------

 Domestic revenue:
  Pawn retail
   merchandise sales  $ 32,128  $ 31,639  $   489        2%        2%
  Pawn scrap
   jewelry sales        13,337    12,469      868        7%        7%
  Pawn service fees     17,173    16,463      710        4%        4%
  Short-term loan
   and credit
   services fees        26,824    29,795   (2,971)     (10%)     (10%)
  Other                  1,650     1,907     (257)     (13%)     (13%)
                      --------  --------  -------
                        91,112    92,273   (1,161)      (1%)      (1%)
                      --------  --------  -------

 Foreign revenue:
  Pawn retail
   merchandise
   sales                35,640    27,095    8,545       32%       56%
  Pawn scrap
   jewelry sales        18,996    18,355      641        3%        3%
  Pawn service fees     19,283    17,109    2,174       13%       33%
  Short-term loan
   and credit
   services fees         1,687     1,107      580       52%       78%
  Other                     54        --       54        --        --
                      --------  --------  -------
                        75,660    63,666   11,994       19%       35%
                      --------  --------  -------

 Total revenue:
  Pawn retail
   merchandise sales    67,768    58,734    9,034       15%       26%
  Pawn scrap
   jewelry sales        32,333    30,824    1,509        5%        5%
  Pawn service fees     36,456    33,572    2,884        9%       17%
  Short-term loan
   and credit
   services fees        28,511    30,902   (2,391)      (8%)      (7%)
  Other                  1,704     1,907     (203)     (11%)     (10%)
                      --------  --------  -------
                      $166,772  $155,939  $10,833        7%       14%
                      ========  ========  =======

                FIRST CASH FINANCIAL SERVICES, INC.
                 OPERATING INFORMATION (CONTINUED)

 The following table details pawn receivables, short-term loan receivables, and active CSO loans outstanding from an independent third-party lender as of June 30, 2009, as compared to June 30,
 2008 (unaudited, in thousands).  Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year balances at the prior year end-of-period exchange rate.

                                                              Increase/
                                                             (Decrease)
                      Balance at June 30,                     Constant
                      ------------------                      Currency
                        2009      2008    Increase/(Decrease)  Basis
                      --------  --------  ------------------ ---------

 Domestic customer
  receivables and
  CSO loans
  outstanding:
  Pawn receivables    $ 28,056  $ 24,785  $ 3,271       13%       13%
  Short-term loan
   receivables, net
   of allowance          4,197     4,707     (510)     (11%)     (11%)
  CSO short-term
   loans held by
   independent
   third-party (1)      10,910    11,631     (721)      (6%)      (6%)
                      --------  --------  -------
                        43,163    41,123    2,040        5%        5%
                      --------  --------  -------

 Foreign customer
  receivables:
  Pawn receivables      24,629    20,803    3,826       18%       38%
  Short-term loan
   receivables, net
   of allowance            835       627      208       33%       57%
                      --------  --------  -------
                        25,464    21,430    4,034       19%       39%
                      --------  --------  -------

 Total customer
  receivables and
  CSO loans
  outstanding:
  Pawn receivables      52,685    45,588    7,097       16%       25%
  Short-term loan
   receivables, net
   of allowance          5,032     5,334     (302)      (6%)      (3%)
  CSO short-term
   loans held by
   independent
   third-party (1)      10,910    11,631     (721)      (6%)      (6%)
                      --------  --------  -------
                      $ 68,627  $ 62,553  $ 6,074       10%       18%
                      ========  ========  =======

 (1) CSO short-term loans outstanding are comprised of the principal portion of active CSO loans outstanding from an independent third-party lender, which are not included on the Company's balance sheet, net of the Company's estimated fair value of its liability under the letters of credit guaranteeing the loans.

               FIRST CASH FINANCIAL SERVICES, INC.
            UNAUDITED NON-GAAP FINANCIAL INFORMATION

The Company uses certain financial calculations, such as free cash flow, EBITDA and constant currency, which are not considered measures of financial performance under U.S. generally accepted accounting principles ("GAAP"). Items excluded from the calculation of free cash flow and EBITDA are significant components in understanding and assessing the Company's financial performance. Since free cash flow and EBITDA are not measures determined in accordance with GAAP and are thus susceptible to varying calculations, free cash flow and EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Free cash flow and EBITDA should not be considered as alternatives to net income, cash flow provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as indicators of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures.

Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from pawn and short-term/payday loan customer receivables. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity. The following table reconciles "net cash flow from operating activities" to "free cash flow" (unaudited, in thousands):

                                 Trailing Twelve Months Ended June 30,
                                 -------------------------------------
                                           2009          2008
                                         --------      --------

 Cash flow from operating
  activities                             $ 67,283      $ 36,709
 Cash flow from investing
  activities:
  Pawn and short-term loan
   receivables                            (11,457)      (11,493)
  Purchases of property and
   equipment                              (17,477)      (20,734)
                                         --------      --------
    Free cash flow                       $ 38,349      $  4,482
                                         ========      ========

 EBITDA

 EBITDA is commonly used by investors to assess a company's leverage capacity, liquidity and financial performance.  The following table provides a reconciliation of income from continuing operations to
 EBITDA (unaudited, in thousands):

                                           Trailing Twelve Months Ended
                                                     June 30,
                                          ----------------------------
                                            2009                2008
                                          --------            --------

 Income from continuing operations        $ 39,185            $ 36,470
 Adjustments:
  Income taxes                              23,084              21,014
  Depreciation and amortization             10,128              10,205
  Interest expense                             795                 730
  Interest income                              (82)                (70)
                                          --------            --------
 Earnings from continuing
  operations before interest,
  income taxes, depreciation and
  amortization                            $ 73,110            $ 68,349
                                          ========            ========

 EBITDA margin calculated as follows:
  Total revenue from continuing
   operations                             $341,425            $306,552
  Earnings from continuing
   operations before interest,
   income taxes, depreciation and
   amortization                             73,110              68,349
                                          --------            --------
  EBITDA as a percent of revenue               21%                 22%
                                          ========            ========

Constant Currency

Certain performance metrics discussed in this release are presented on a "constant currency" basis, which may be considered a non-GAAP financial measurement of financial performance under GAAP. The Company's management uses constant currency results to evaluate operating results of certain business operations in Mexico, which are transacted in Mexican pesos. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. For balance sheet items, the closing exchange rate at the end of the applicable prior year period (June 30, 2008) of 10.3 to 1 was used, compared to the current end of period (June 30, 2009) exchange rate of 13.2 to 1. For income statement items, the average closing daily exchange rate for the appropriate period was used. The average exchange rate for the prior-year quarter ended June 30, 2008 was 10.4 to 1, compared to the current quarter rate of 13.3 to 1. The average exchange rate for the prior-year six-month period ended June 30, 2008 was 10.6 to 1, compared to the current year-to-date rate of 13.9 to 1.

CONTACT:  First Cash Financial Services, Inc.
          Rick Wessel, Vice Chairman and Chief Executive Officer
          Doug Orr, Executive Vice President and Chief
           Financial Officer
          (817) 505-3199
          investorrelations@firstcash.com
          www.firstcash.com